Exhibit 2.3

WAIVER AGREEMENT

This WAIVER AGREEMENT (the “Waiver Agreement”), dated as of October 25, 2022, is entered into by and by and among Cardio Diagnostics, Inc., a Delaware corporation (the “Company” or “Cardio”), Meeshanthini (Meesha) Dogan, as representative of the shareholders of the Company (the “Shareholders’ Representative”), Mana Capital Acquisition Corp., a Delaware corporation (“Parent”) and Mana Merger Sub Inc., a Delaware corporation (“Merger Sub”). Capitalized terms used but not defined herein shall have such meanings ascribed to them in the Merger Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, on May 27, 2022 the Company, the Shareholders’ Representative, Parent and Merger Sub entered into that certain Merger Agreement and Plan of Reorganization, as amended subsequently on September 15, 2022 (the “Merger Agreement”); and

WHEREAS, the parties hereto have agreed to waive certain of the closing conditions set out in the Merger Agreement as set forth in this Waiver Agreement.

 NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.Waiver. Immediately prior to, and conditioned upon, the Effective Time, each of the parties hereto irrevocably waives in all respects the applicability of the following terms of the Merger Agreement:

(a) the condition included in Section 9.2(g) of the Merger Agreement that all parties other than Parent have executed and delivered to Parent the Indemnification Escrow Agreement;

(b)the provisions of Section 3.2(j) of the Merger Agreement requiring (i) the withholding by Parent of the Indemnification Escrow Shares from the shares of Aggregate Closing Merger Consideration otherwise issuable to the Escrow Participants pursuant to Article III of the Merger Agreement and (ii) the delivery of the Indemnification Escrow Shares into escrow pursuant to the Indemnification Escrow Agreement;

(c)the provisions of Section 10.4 of the Merger Agreement requiring the delivery of the Indemnification Escrow Shares and the Supplemental Indemnification Escrow Shares into escrow pursuant to the Indemnification Escrow Agreement; and

(d)the provisions of Section 10.5 of the Merger Agreement setting forth the limitation that the Indemnified Parties’ sole and exclusive remedy for Losses is the recovery of such number of Indemnification Escrow Shares or Supplemental Indemnification Shares, as the case may be, with a value equal to the Losses that have been finally determined to be owing to the Parent in accordance with Article X of the Merger Agreement.

2.Successors and Assigns. The parties acknowledge and agree that the terms of this Waiver Agreement are binding on and shall inure to the benefit of their respective beneficiaries, heirs and other statutorily designated representatives.

3.Termination. This Waiver Agreement shall terminate, and have no further force and effect, upon the termination of the Merger Agreement. This Waiver Agreement may be executed in counterparts (including by electronic means), all of which shall be considered one and the same agreement and shall become effective when signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

4.Miscellaneous Provisions. The provisions of Article XII of the Merger Agreement are incorporated into this Waiver Agreement by reference, mutatis mutandis.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Waiver Agreement as of the date first written above.

Purchaser:
MANA CAPITAL ACQUISITION CORP.
By:	/s/ Jonathan Intrater
Name:	Jonathan Intrater
Title:	Chief Executive Officer
Merger Sub:
MANA MERGER SUB INC.
By:	/s/ Jonathan Intrater
Name:	Jonathan Intrater
Title:	Chief Executive Officer

Company:	CARDIO DIAGNOSTICS, INC.
	By:	/s/ Meeshanthini Dogan
	Name:	Meeshanthini (Meesha) Dogan
	Title:	Chief Executive Officer
Shareholders’	Representative:
	By:	/s/ Meeshanthini Dogan
	Name:	Meeshanthini (Meesha) Dogan